UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): September 5, 2018

PACIFIC CITY FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	001-38621 (Commission File Number)	20-8856755 (I.R.S. Employer Identification No.)

3701 Wilshire Boulevard, Suite 900 Los Angeles, California (Address of principal offices)		90010 (Zip Code)
Registrant’s telephone number, including area code: (213) 210-2000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01 Other Events.
On September 5, 2018, pursuant to the terms of the underwriting agreement dated as of August 9, 2018 by and among Pacific City Financial Corporation (the “Company”) and its wholly-owned subsidiary, Pacific City Bank, and Keefe, Bruyette & Woods, Inc., A Stifel Company, Raymond James & Associates, Inc. and Sandler O’Neill & Partners, L.P., as representatives of the underwriters listed on Schedule I thereto (collectively, the “Underwriters”), the Underwriters exercised in part their over-allotment option to purchase 123,234 shares of the Company’s common stock (the “Additional Shares”). The Underwriters were granted an over-allotment option to purchase up to an additional 357,750 shares of the Company’s common stock in connection with the Company’s recent initial public offering of 2,385,000 shares. The Company completed the sale of the Additional Shares on September 5, 2018.
The Company received proceeds of approximately $2.29 million from the sale of the Additional Shares after deducting underwriting discounts and commissions. After giving effect to the partial exercise of the over-allotment option, the Company has sold a total of 2,508,234 shares of common stock and raised approximately $45.5 million in net proceeds at the completion of the offering.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific City Financial Corporation

Date: September 5, 2018	/s/ Henry Kim
Henry Kim
President and Chief Executive Officer

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